Exhibit    99.2

NOVAVISION, INC

FINANCIAL STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

NOVAVISION, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2010 (Unaudited)	December 31, 2009 (Audited)

ASSETS

Assets of Discontinued operations	$900,000	$3,309,916

TOTAL ASSETS	$900,000	$3,309,916

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities of Discontinued operations	$900,000	19,025,876

TOTAL LIABILITIES	$900,000	19,025,876

STOCKHOLDERS' (DEFICIT)

Convertible preferred stock, $0.001 par value, 6,170,334 total shares authorized:

Series A: 1,333,334 issued and outstanding with an aggregate liquidation preference of $11,068,854 and $10,908,854 at September 30, 2010 December 31, 2009, respectively	1,333	1,333

Series B: 1,400,000 issued and outstanding with an aggregate liquidation preference of $14,679,008 and $14,473,008 at September 30, 2010 December 31, 2009, respectively	1,400	1,400

Series C: 2,234,886 issued and outstanding with an aggregate liquidation preference of $24,508,073 and $24,102,218 September 30, 2010 December 31, 2009, respectively	2,235	2,235

Common Stock, $0.001 par value, 9,150,000 shares authorized, 1,026,797 issued and outstanding at September 30, 2010 December 31, 2009, respectively	1,028	1,028

Additional paid-in capital	40,259,654	40,179,653

Amount due from stockholder	-	(159,911)

Accumulated deficit	(40,265,650)	(56,636,179)

Accumulated other comprehensive income	-	4,598

Total shareholders' equity (deficit)	-	(16,605,843)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$900,000	$3,309,916

See accompanying notes to financial statements

NOVAVISION, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (UNAUDITED)

	Nine Months Ended September 30,
	2010	2009

Loss from Discontinued operations (net of tax)	(837,321)	(6,287,485)

Profit (Loss) from sale of Discontinued operations (net of tax)	18,001,095	-

Net Profit (Loss)	$17,163,774	$(6,287,485)

See accompanying notes to financial statements

NOVAVISION, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2010	2009

Cash flows from discontinued operations:
Net profit (loss) from discontinued operations	$17,163,774	$(6,287,485)
Adjustments to reconcile net loss to cash used in discontinued operations	(17,521,863)	881,367
Net cash used in investing activities from discontinued operations	(3,623)	(541,089)
Net cash used in financing activities from discontinued operations	(414,695)	(1,401,297)
Effect of exchange rate on cash in discontinued operations	36,053	(17,538)
Net decrease in cash and cash equivalents	(740,354)	(7,366,042)

Cash and cash equivalents at the beginning of the period	740,354	10,298,370
Cash and cash equivalents at the end of the period	$-	$2,932,328

Supplemental Disclosures of Cash Flow information:
Interest paid:	$117,123	$354,413

Non-Cash Transactions:
Preferred dividends accrued but not paid	$789,855	$1,777,174

See accompanying notes to financial statements

NOVAVISION, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2010 AND 2009

1.  BASIS OF PRESENTATION AND ORGANIZATION

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 2009, filed as Exhibit 99.3 of this 8-K/A.

In February 2010, NovaVision, Inc. ("NovaVision" or "the Company") lost the support of its financial backers and began to wind up operations, including laying off employees. On April 28, 2010 the Company filed for Bankruptcy under Chapter 7 of the Bankruptcy Code in the Palm Beach District of Florida and substantially all operations ceased as of that date. On November 5, 2010, the Chapter 7 trustee (the "Trustee") entered into an agreement ("the Agreement") with Vycor Medical, Inc. for the sale of substantially all the assets of the Company, including the shares in NovaVision AG which, for $900,000. The sale was approved by the Court on November 23, 2010 and the sale was completed on November 29, 2010. Accordingly, all operations of the company have been treated as Discontinued Operations as of April 28, 2010 and are presented as such in these Unaudited Consolidated Financial Statements.

2.   COMPUTATION OF PROFIT ON SALE OF DISCONTINUED OPERATIONS

The discontinued operations of NovaVision were sold on November 29, 2010 for $900,000. The assets of the Company as at September 30, 2010 were therefore written down to the value allocated in the Agreement, and the liabilities of the Company were written off to the value of the gross cash paid to creditors at closing of the sale. The table below sets out the computation of the profit that arose from the asset write down and liability write off on sale:

	September 30, 2010	Purchase Price Allocation	Write down/ (write off) on sale
Current Assets	$874,418	$9200	$(865,218)
Property and equipment	1,108,824	621,000	(487,824)
Intangible assets	69,695	269,800	200,105
Other Assets	123,644	-	(123,644)
Current Liabilities	(3,503,064)	(900,000)	2,603,064
Preferred dividends payable	(10,636,971)	-	10,636,971
Long term notes payable	(6,090,045)	-	6,090,045
Long term portion of capital leases	(66,856)	-	66,856
Amount due from Shareholder	159,911	-	(159,911)
Accumulated other income	(40,651)	-	40,651

Profit on sale			$18,001,095

3.  SUBSEQUENT EVENTS

On November 5, 2010, the Chapter 7 trustee (the "Trustee") entered into an agreement with Vycor Medical, Inc. for the sale of substantially all the assets of the Company, including the shares in NovaVision AG, for $900,000. The sale was approved by the Court on November 23, 2010 and the sale was completed on November 29, 2010.